Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CBM BANCORP, INC.

ARTICLE 1. Name. The name of the corporation is CBM Bancorp, Inc. (hereinafter the “Corporation”).

ARTICLE 2. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the general laws of the State of Maryland.

ARTICLE 3. Principal Office. The present address of the principal office of the Corporation in the State of Maryland is 2001 East Joppa Road, Baltimore, Maryland 21234.

ARTICLE 4. Resident Agent. The name and address of the initial resident agent of the Corporation is Joseph M. Solomon, 2001 East Joppa Road, Baltimore, Maryland 21234. Said resident agent is a resident of the State of Maryland.

ARTICLE 5. Capital Stock

A. Authorized Stock. The total number of shares of stock of all classes of stock that the Corporation has authority to issue is twenty-five million (25,000,000) shares, having an aggregate par value of two hundred and fifty thousand dollars ($250,000), of which twenty-four million (24,000,000) are to be shares of common stock with a par value of one cent ($0.01) per share, and one million (1,000,000) are to be shares of preferred stock with a par value of one cent ($0.01) per share.

Except to the extent required by governing law, rule or regulation, the issuance of shares of capital stock may be authorized from time to time by the Board of Directors without further approval of the stockholders of the Corporation. The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus.

B. Description of Classes of Stock. A description of each class of stock of the Corporation, including any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, is as follows:

1. Common Stock. Subject to all of the rights of the preferred stock as expressly provided in these Articles of Incorporation (the “Articles”), by law or by the Board of Directors in a resolution(s) pursuant to this Article 5, the common stock of the Corporation shall possess all such rights and privileges as are afforded to capital stock by Maryland law in the absence of any express grant of rights or privileges in these Articles, including but not limited to, the following:

a.	Holders of the common stock shall be entitled to one (1) vote per share on each matter submitted to a vote at a meeting of stockholders.

b.	Dividends may be declared and paid or set aside for payment upon the common stock out of any assets or funds of the Corporation legally available therefor.

c.

Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the common stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them after: (i) payment or provision for payment of the Corporation’s debts and liabilities; (ii) distributions or provisions for distributions to holders of any class or series of stock having a preference over the common stock in the liquidation, dissolution or winding up of the Corporation; and (iii) distributions or provision for distributions in settlement of the Liquidation Account established by the Corporation as described in Article 11 of these Articles.

2. Preferred Stock. The Board of Directors is expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. The number of authorized shares of the preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the terms of such preferred stock. The power of the stockholders to increase or decrease the authorized shares of the preferred stock shall not limit any of the powers of the Board of Directors provided under these Articles.

C. Restrictions on Voting Rights of the Corporation’s Equity Securities.

1. Notwithstanding any other provision of these Articles, in no event shall any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit (as hereinafter defined), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes that may be cast by any record owner by virtue of the provisions hereof in respect of common stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes that a single record owner of all common stock beneficially owned by such person would be entitled to cast (subject to the provisions of this Article 5), multiplied by a fraction, the numerator of which is the number of shares of such class or series that are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of common stock beneficially owned by such person owning shares in excess of the Limit. The provisions of this Section C of Article 5 shall not be applicable, and any record owner of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns shares of common stock in excess of the Limit shall have full voting rights with respect to all shares owned of record, if, before the beneficial owner of such shares acquired beneficial ownership of shares in excess of the Limit, the beneficial owner’s ownership of shares in excess of the Limit shall have been approved by a majority of the Unaffiliated Directors (as defined below).

2. The following definitions shall apply to this Section C of Article 5:

(a)

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles.

(b)

“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of these Articles; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any common stock:

(1)	that such person or any of its Affiliates beneficially owns, directly or indirectly; or

(2)

that such person or any of its Affiliates has: (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (b) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)

that are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation; and provided further, however, that: (a) no director or officer of the Corporation (or any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any common stock beneficially owned by any other such director or officer (or any Affiliate thereof); and (b) neither any employee stock ownership plan or similar plan of the Corporation or any subsidiary of the Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any common stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of common stock of a person, the outstanding common stock shall include shares deemed owned by such person through application of this Subparagraph C.2.b but shall not include any other shares of common stock that may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding common stock shall include only shares of common stock then outstanding and shall not include any shares of common stock that may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

(c)	The “Limit” shall mean ten percent (10%) of the then-outstanding shares of common stock.

(d)

A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a limited liability company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

(e)

“Unaffiliated Director” means any member of the Board of Directors who is unaffiliated with the person beneficially owning shares in excess of the Limit (the “10% Beneficial Owner”) and was a member of the Board of Directors before the 10% Beneficial Owner became a 10% Beneficial Owner, and any director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the 10% Beneficial Owner and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then on the Board of Directors.

3. The Board of Directors shall have the power to construe and apply the provisions of this Section C and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (a) the number of shares of common stock beneficially owned by any person; (b) whether a person is an Affiliate of another; (c) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership; (d) the application of any other definition or operative provision of this Section C to the given facts; or (e) any other matter relating to the applicability or effect of this Section C.

4. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own shares of common stock in excess of the Limit (or holds of record common stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (a) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (b) any other factual matter relating to the applicability or effect of this Section C as may reasonably be requested of such person.

5. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast one-third of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders.

6. Any constructions, applications or determinations made by the Board of Directors pursuant to this Section C in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

7. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section C shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

ARTICLE 6. Directors.

A. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, except as the Maryland General Corporation Law (the “MGCL”) or these Articles otherwise provide; provided, however, that any limitations on the Board of Directors’ management or direction of the affairs of the Corporation shall reserve the directors’ full power to discharge their fiduciary duties.

B. The members of the Board of Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter with each director to hold office for the term of office of his or her respective class and until his or her successor shall have been elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election with each director to hold office for the term of office of his or her respective class and until his or her successor shall have been duly elected and qualified.

C. Stockholders shall not be permitted to cumulate their votes in the election of directors. A plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

D. The names of the initial directors of the Corporation, who will serve until their successors are duly elected and qualified, are as follows:

First Class - Term Expiring 2019

Gail E. Smith

William W. Whitty, Jr.

Second Class — Term Expiring 2020

Glenn C. Ercole

Joseph M. Solomon

Third Class - Term Expiring 2021

William J. Bocek, Jr.

Francis X. Bossle, Jr.

Benny C. Walker

E. Any director or the entire Board of Directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.

F. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Stockholder proposals to be presented in connection with a special meeting of stockholders shall be presented by the Corporation only to the extent required by Section 2-502 of the MGCL and the Bylaws of the Corporation.

ARTICLE 7. Corporate Governance Provisions. The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the Corporation, the directors and the stockholders:

A. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price(s) and upon such other terms as the Board of

Directors, in its sole discretion, may fix; and any stock or other securities that the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

B. The Board of Directors shall have the power to create and to issue, whether or not in connection with the issuance and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class(es), on such terms and conditions and in such form as the Board of Directors shall set forth in a resolution.

C. The Board of Directors shall have the power, subject to any limitations or restrictions imposed by law, to classify or reclassify any unissued shares of stock whether now or hereafter authorized, by fixing or altering in any one or more respects before issuance of such shares the voting powers, designations, preferences and relative, participating, optional or other special rights of such shares and the qualifications, limitations or restrictions of such preferences and/or rights.

D. The Board of Directors of the Corporation is expressly authorized to adopt, repeal, alter, amend and rescind the Bylaws of the Corporation by the affirmative vote of a majority of the directors then in office without the further approval of the stockholders. Notwithstanding any other provision of these Articles or the Bylaws of the Corporation (and notwithstanding that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving due effect to the provisions of Article 5 of these Articles), voting together as a single class.

E. The Board of Directors shall have the power to borrow or raise money, from time to time and without limit, and upon any terms, for any corporate purposes, and, subject to the MGCL, to authorize the creation, issuance, assumption or guaranty of bonds, notes or other evidences of indebtedness for monies so borrowed, to include therein such provisions as to redeemability, convertibility or otherwise as the Board of Directors, in its sole discretion, may determine and to secure the payment of principal, interest or sinking fund in respect thereof by mortgage upon, or the pledge of, or the conveyance or assignment in trust of, the whole or any part of the properties, assets and goodwill of the Corporation then owed or thereafter acquired.

F. Notwithstanding any provision of the MGCL requiring stockholder authorization of an action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles; provided, however, that, in order to be subject to the majority vote requirement of this paragraph rather than the then-applicable vote requirement of the MGCL, a consolidation, merger or share exchange or transfer of assets other than in the ordinary course of business of or by the Corporation must be approved and recommended for stockholder approval by the Board of Directors pursuant to a resolution approved by at least two-thirds of the directors then in office.

G. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, pursuant to a resolution approved by a majority of the directors then in office, shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

ARTICLE 8. Evaluation of Certain Offers. The Board of Directors may, in connection with the exercise of its business judgment involving any actual or proposed transaction that would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market or otherwise, tender offer, merger, consolidation, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, or proxy solicitation (other than on behalf of the Board of Directors or otherwise)), in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to its stockholders, give due consideration to all relevant factors, including, but not limited to the following: (a) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects, on the employees, suppliers, creditors, depositors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of the Corporation; (d) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of the Corporation; and (g) any anti-trust or other legal and regulatory issues that are raised by the proposal. If the Board of Directors determines that any actual or proposed transaction that would or may involve a change in control of the Corporation should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any and all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or treasury stock or granting options with respect thereto; selling any of the assets of the Corporation; acquiring a company to create an anti-trust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity.

ARTICLE 9. Indemnification. The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation’s Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment or repeal of these Articles shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal. Any indemnification payments made pursuant to this Article 9 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder.

ARTICLE 10. Limitation of Liability of Officers and Directors. An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE 11. Liquidation Account. Under regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders as defined in the Plan of Conversion and Reorganization (the “Plan of Conversion”). In the event of a complete liquidation involving (i) the Corporation or (ii) Chesapeake Bank of Maryland, a federal savings bank that will be the wholly owned subsidiary of the Corporation, the Corporation must comply with the regulations of the Federal Reserve Board and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder in the Liquidation Account does not entitle such account holder to voting rights.

ARTICLE 12. Selection of Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the MGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 12.

ARTICLE 13. Amendment. The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation. The Board of Directors, pursuant to a resolution approved by a majority of the directors then in office, and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

No proposed amendment or repeal of any provision of these Articles shall be submitted to a stockholder vote unless the Board of Directors shall have (a) approved the proposed amendment or repeal, (b) determined that it is advisable, and (c) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the Board of Directors. Any proposed amendment or repeal of any provision of these Articles may be abandoned by the Board of Directors at any time before its effective time upon the adoption of a resolution approved by a majority of the directors then in office.

The amendment or repeal of any provision of these Articles by the stockholders shall be approved by at least two-thirds (66 2/3%) of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Article 5 of these Articles), except that the proposed amendment or repeal of any provision of these Articles need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Article 5 of these Articles) if the amendment or repeal of such provision is approved by the Board of Directors pursuant to a resolution approved by at least two-thirds of the directors then in office.

ARTICLE 14. Name and Address of Incorporator. The name and mailing address of the sole incorporator are as follows: Joseph M. Solomon, 2001 East Joppa Road, Baltimore, MD 21234.

10